UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: February 27, 2009
(Date of earliest event reported)
Energy West, Incorporated
(Exact name of registrant as specified in its charter)

Montana (State or other jurisdiction of incorporation)	0-14183 (Commission File Number)	81-0141785 (I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana	59401
(Address of principal executive offices)	(Zip Code)
(406) 791-7500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On February 27, 2009, Energy West, Incorporated (the “Company”) received a letter of reprimand from the Staff of the Listing Qualifications of the Nasdaq Stock Market for failure to comply with the requirement of Marketplace Rule 4350(c)(3) that executive compensation must be determined or recommended by either a majority of the independent directors or a committee comprised solely of independent directors (the “Rule”).
On November 12, 2007, Richard M. Osborne, the Company’s chairman of the board and a member of the compensation committee, was appointed Chief Executive Officer. As a result, Mr. Osborne was no longer eligible to serve on the compensation committee because as an executive officer of the Company, he was no longer independent under the marketplace rules of Nasdaq. Promptly after the Staff notified the Company of this deficiency, Mr. Osborne resigned from the compensation committee and an existing independent director was appointed to the committee.
In reaching its determination to issue the letter of reprimand, the Staff considered that the Company “had not demonstrated a pattern of non-compliance.” The Staff also observed that “once this compliance issue was brought to the Company’s attention, it was cured in a prompt and effective manner” and that “based on discussions with the Company, Staff believes that the Company inadvertently violated the Marketplace Rules.” Because the Company has established a compensation committee in conformity with the Rule, the Staff closed the matter upon the issuance of the letter of reprimand.
In accordance with Marketplace Rule 4803(b), the Company issued a press release on March 4, 2009 to announce that the Company received the letter of reprimand. A copy of this press release is attached as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Energy West, Incorporated Press Release dated March 4, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy West, Incorporated

By: Name:	/s/ Thomas J. Smith Thomas J. Smith
Title:	Vice President and Chief Financial Officer
Dated: March 4, 2009

EXHIBIT INDEX

Exhibit Number	Description

99.1	Energy West, Incorporated Press Release dated March 4, 2009